Exhibit 10.1

Separation Agreement and General Release

This agreement (“Agreement”) is made by and between ArQule, Inc., a Delaware corporation, with its principal place of business at 19 Presidential Way, Woburn, MA 01801 (the “Company”) and Nigel J. Rulewski (“Employee”).  In consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Separation of Employment.  In order to pursue other employment opportunities, Employee shall resign his employment with the Company effective as of August 29, 2008 (the “Separation Date”).  The Company hereby waives the sixty (60) days prior notice requirement under Employee’s Employment Agreement with the Company dated as of August 1, 2006 (the “Employment Agreement”).

2.                                       Separation Package.  Regardless of whether Employee signs this Agreement, Employee acknowledges that, as of the Separation Date, Employee will receive any and all wages earned but unpaid through the Separation Date, including accrued but unused vacation time.  In the event that Employee signs this Agreement, returns it to the Company and does not (and may no longer) revoke as provided in Section 17, Employee will receive the following separation package (the “Separation Package”):

a.                                       Lump Sum Separation Payment.  The Company shall pay Employee a lump sum separation payment (the “Separation Payment”) in the following gross amount, which shall be subject to legally required and voluntarily authorized deductions and withholdings:

i.                                          $325,000 which amount represents Employee’s current base salary through the end of the twelve (12) month period commencing on the Separation Date; plus

ii.                                       $91,000, which amount represents the average bonus paid by the Company to Executive with respect to calendar years 2006 and 2007.

Because Employee is a specified person for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, the Separation Payment shall be made on the date that is six months after the date of Employee’s separation from service, as that term is defined under Section 409A, or such earlier date, if any, compliant with Section 409A.

b.                                      Extension of Time to Exercise Options.  Employee has been granted certain stock options to purchase shares of the Company’s Common Stock pursuant to the Plan.  As set forth in Exhibit A, as of the Separation Date, options for 162,500 shares (the “Vested Options”) will be vested and exercisable.  The time in which Employee may exercise the Vested Options that have vested as of the Separation Date shall be extended to February 26, 2010, and any agreement or terms and conditions with respect to such Vested Options shall be amended accordingly.  It is expressly agreed that, in the absence of this extension, Employee would have had three months from the Separation Date to exercise the Vested Options.

Employee specifically acknowledges that the Separation Package described above exceeds any legal payment obligation of the Company and provides valid consideration for the General Release contained in this Agreement.

3.                                       2007 Bonus.  In the event that Employee signs this Agreement, returns it to the Company and does not (and may no longer) revoke as provided in Section 16, the Company shall pay Employee the following gross amount, which shall be subject to legally required and voluntarily authorized deductions and withholdings:  $75,840, which amount represents Employee’s estimated bonus for 2008, pro-rated from January 1, 2008 through the Separation Date.

4.                                       Insurance and Other Benefits. Unless otherwise provided for expressly in this Agreement, all benefits provided by the Company to Employee will cease as of the Separation Date.

a.                                       Group Health, Dental and Vision Coverage.  A COBRA notice will issue on the Separation Date.  If Employee is eligible for and elects to continue health and/or dental insurance coverage through COBRA, the Company will pay 80% of the monthly premium for such insurance (and Employee shall be required to pay the remaining 20% of the monthly premium for such insurance), as applicable, through August 31, 2009.  Any continuing coverage after August 31, 2009 will be at Employee’s sole expense as provided by federal COBRA law.  Eligibility to continue insurance coverage ceases upon the termination of any period allowed by law and is at all times subject to the terms and conditions of the applicable plan(s).

b.                                      Unemployment.  The Company shall not contest Employee’s claim, if any, for unemployment insurance benefits, it being understood and agreed that Employee’s entitlement to unemployment insurance benefits shall be determined solely by the Massachusetts Division of Unemployment Assistance.

c.                                       Life Insurance Coverage.  Upon the Separation Date, Employee may apply to convert the existing group life insurance to an individual policy at Employee’s own expense.

d.                                      Disability Insurance.  Disability insurance coverage will cease as of the Separation Date, and there is no right of individual conversion.

e.                                       Retirement Plans.  Employee shall be entitled to Employee’s vested benefit in the Company’s 401(k) plan as of the Separation Date, as determined by the plan provision.  Service credit, salary reduction and Company contribution shall cease as of the Separation Date.

f.                                         Outplacement.  The Company shall pay, in an amount not exceed $20,000, for outplacement services for Employee to be performed by a consulting firm selected by the Company.

5.                                       Return of Property.  No later than the Separation Date, Employee shall return all property belonging to the Company, including but not limited to papers, files and documents (physical or electronic), computers, telephones, PDAs, reference guides, equipment, keys, identification cards, credit cards, software, computer access codes, disks and institutional manuals.  Employee shall not retain any copies, duplicates, reproductions or excerpts thereof.  In addition, Employee warrants that Employee has deleted any information belonging to the Company from any personal computer that Employee may have at home or elsewhere (other than the Company’s offices) without retaining any copies of any such information, in electronic or other format, and will permit the Company to have access to such computer at times reasonably agreed to by Employee with reasonable notice to confirm such deletion.

6.                                       Nondisclosure of Confidential Information.  Employee acknowledges that during the course of Employee’s employment with the Company Employee has had access to and/or developed confidential information belonging to the Company and/or its customers.  Employee agrees not to use to Employee’s own advantage or to disclose, except as required by law, to any person or entity any confidential information of the Company or of any past or present customer of the Company, including but not limited to financial data or projections, customer lists, projects, economic information, systems, plans, methods, procedures, operations, techniques, know-how, trade secrets or merchandising or marketing strategies.  Moreover, Employee agrees that, as a condition of receipt of the benefits described in this Agreement, Employee shall continue to be bound by all of the terms of the Employee Non-Disclosure and Inventions Agreement previously executed by Employee, which is attached as Exhibit B, the terms of which are incorporated herein by reference (including, without limitation, the confidentiality, non-competition and non-solicitation provisions of the Employee Non-Disclosure and Inventions Agreement).

7.                                       Cooperation.  Employee agrees and covenants as a material term of this Agreement to provide reasonable cooperation to the Company until August 29, 2009 including, without limitation, with respect to matters previously within Employee’s scope or course of employment with the Company.  The Company will reimburse Employee for out-of-pocket expenses related thereto and, after August 29, 2009, for any time expended on behalf of the Company at the request of the Company at an agreed-to per diem or per hour rate (or pro-rata share thereof) and reimburse Employee.  In the event that the Company determines that such expense reimbursement is or would be prohibited by law, the Company promptly shall notify Employee to such effect, and such reimbursement shall not be made to Employee.

8.                                       General Release.  Except with respect to any rights, obligations or duties arising out of this Agreement, and in consideration of the Separation Package and other benefits set forth in this Agreement, Employee hereby unconditionally and irrevocably releases and discharges the Company and its officers, directors, partners, stockholders, trustees, attorneys, insurers, representatives, agents and employees, in both their individual and corporate capacities (collectively, the “Releasees”), of and from any and all complaints, charges, lawsuits, costs (including attorney fees and costs actually incurred), debts, liabilities or claims for relief of any kind by Employee that Employee now has or ever had against the Releasees or any one of them, whether known or unknown, arising out of any matter or thing that has happened before the signing of this Agreement (collectively, “Claims”), including but not limited to (i) Claims for tort or contract, or relating to salary, wages, bonuses, severance, commissions, stock, and stock options, the breach of any oral or written contract or promise, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, medical, disability or other leave; (ii) Claims arising out of, based on, or connected with Employee’s employment, including terms and conditions of employment, by the Company and the termination of that employment, including but not limited to claims arising under Section 806 of the Sarbanes-Oxley Act of 2002, and any other claims alleging retaliation of any nature; (iii) Claims under G.L. c. 93A or in any way related to restricted stock, stock options, or vesting or exercise of the same, or for alleged securities violations; and (iv) Claims for unlawful employment discrimination of any kind, including discrimination due to age, sex, disability or handicap, including failure to offer reasonable accommodations, race, color, religion, pregnancy, sexual orientation, national origin, or sexual or other unlawful harassment arising under or based on the following, all as amended: Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Americans with Disabilities Act (“ADA”); the Equal Pay Act of 1963; the Fair Labor Standards Act of 1938; the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); the Family and Medical Leave Act; the Massachusetts Fair Employment Practices Act; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Law; the Massachusetts or United States Constitution, including any right of privacy thereunder; and any other state or federal equal employment opportunity or anti-discrimination law, policy, order, regulation or guidelines affecting or relating to claims or rights of employees.  It is further expressly agreed and understood by Employee that the release contained herein is a GENERAL RELEASE.

9.                                       Covenant Not to Sue.  Employee represents and warrants that Employee has not filed any complaints, charges, or claims for relief against the Releasees, or any one of them, with any local, state or federal court or administrative agency, any professional or regulatory board, or any other agency or entity.  Employee further warrants that Employee has not previously assigned or transferred any of the claims that are the subject of the General Release contained herein.  Employee agrees and covenants not to sue or bring any claims or charges against the Releasees, or any one of them, with respect to matters subject to the General Release contained herein.  Employee further agrees not to institute any claim, charge, complaint or lawsuit to challenge the validity of the General Release or the circumstances surrounding its execution.  In the event that Employee institutes any action covered by this Section, that action shall be dismissed upon presentation of this Agreement and Employee shall reimburse the affected Releasees for all legal fees and expenses incurred in defending such claim and obtaining its dismissal.

10.                                 Exclusion.  Nothing in this Agreement shall preclude Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination or any other state anti-discrimination agency or from participating or cooperating in any investigation or proceeding conducted by any of such agencies.  In the event that a charge or complaint is filed with any administrative agency by Employee or in the event of an authorized investigation, charge or lawsuit filed by any administrative agency, Employee expressly waives and shall not accept any monetary award or damages, costs or attorneys’ fees of any sort therefrom against the Company or any of the Releasees.

11.                                 Nonadmissions Clause.  It is understood and agreed that this Agreement does not constitute any admission by the Company that any action taken with respect to Employee was unlawful or wrongful, or that such action constituted a breach of contract or violated any federal or state law, policy, rule or regulation.

12.                                 Nondisclosure of this Agreement.  Except as expressly set forth in this Agreement and except to the extent publicly disclosed by the Company, Employee expressly agrees that the nature and terms of this Agreement are confidential, and expressly agrees not to discuss or disclose them, or the facts and contentions contained therein, without the prior written consent of the Company, with or to any person, except to Employee’s accountant, tax advisor, attorney, immediate family, therapist or healthcare provider, if any, the Internal Revenue Service, state tax authorities, or as required by law.  If Employee makes any disclosure authorized by this Section, Employee shall apprise the person or entity to whom such disclosure is made of the confidential nature of the terms and conditions of the Agreement and shall use reasonable and good faith efforts to secure the confidentiality of the information so disclosed.  In particular, if Employee is compelled to disclose the terms or conditions of this Agreement in response to a subpoena or discovery request issued in litigation, Employee shall provide the Company with a copy of the subpoena or discovery request as promptly as practicable following receipt by the Employee in order to provide the Company with the opportunity to seek a protective order from the appropriate court.

13.                                 Nondisparagement.  Employee agrees, as a material term of this agreement, not to disparage or make negative statements about the Company or any of the Company’s programs or products.  The Company agrees to instruct all members of the Company’s executive management team not to disparage or make negative statements about Employee, provided that nothing in this Section shall be construed in any way to restrict or prevent Employee or the Company from providing truthful information to, or truthful responses to requests from, their respective auditors, accountants, investment bankers, insurers, potential purchasers, successors, acquirers, or any other persons or entities as required by business necessity or for a legitimate business reason.  Nothing in this Agreement shall bar Employee or the Company from providing truthful testimony in any legal proceeding, or in responding to any request from any governmental agency, or as required by law, or by court order or other legal process.

14.                                 References.  Any reference request for Employee will be directed to Anthony S. Messina, or his successor as Vice President of Human Development or a similar position, who will respond in accordance with Company practice with only Employee’s dates of employment and job titles and by stating that Company policy precludes the provision of any further information to the inquirer.  However, if Employee completes and return to the Company a reference release request in a form acceptable to the Company, the Company will answer questions about Employee’s employment based on Employee’s employment records.

15.                                 Breach.  In the event Employee takes any action or engages in any conduct deemed by the Company to be in violation of this Agreement or otherwise commits a material breach of this Agreement, (i) any consideration (including, without limitation, rights and benefits pursuant to Sections 2, 3 and 4a) contained in this Agreement which flows to Employee from the Company and is unrealized as of such violation or breach, shall be forfeited and terminated, and (ii) any such consideration which was previously paid or provided to Employee (including, without limitation, the Separation Payment; any shares issued upon exercise of Vested Options, or proceeds thereof; and the value of benefits pursuant to Section 3 and 4a) shall be disgorged and repaid to the Company by Employee. In the event that Employee institutes legal proceedings to enforce this Agreement, Employee agrees that the sole remedy available to Employee shall be enforcement of the terms of this Agreement, but that under no circumstances shall Employee be entitled to receive or collect any damages for Claims that Employee has released under this Agreement in accordance with the General Release contained in Section 9 of this Agreement.

16.                                 Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such jurisdiction and without giving effect to its choice or conflict of laws rules or principles.  Each of the parties irrevocably submits to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of any United States federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement, and irrevocably agrees that all claims in respect of such action or proceedings shall be heard and determined in any such Massachusetts or United States federal court.

17.                                 Time to Consider Agreement.

a.                                       Employee acknowledges that Employee has been given the opportunity to consult an attorney of Employee’s choice before signing this Agreement.

b.                                      Employee acknowledges that Employee has been given the opportunity to review and consider this Agreement for at least twenty-one (21) days before signing it and that, if Employee has signed this Agreement in less than that time, Employee has done so voluntarily in order to obtain sooner the benefits of this Agreement.

c.                                       Employee further acknowledges that Employee may revoke this Agreement within seven (7) days of signing it, provided that this Agreement will not become effective until such seven-day period has expired.  To be effective, any such revocation must be in writing and delivered to the Company’s principal place of business (as set forth in the preamble to this Agreement) to the attention of Anthony S. Messina by close of business on the seventh day after signing and must expressly state Employee’s intention to revoke the Agreement.  The eighth day following Employee’s execution hereof shall be deemed the “Effective Date” of this Agreement.

d.                                      The parties also agree that the release provided by Employee in this Agreement does not include claims under the ADEA arising after the date Employee signs this Agreement.

e.                                       Employee further acknowledges and agrees that the consideration Employee is to receive under this Agreement exceeds the consideration to which Employee would otherwise be entitled to upon his termination from employment with the Company.

18.                                 Representations.  Employee acknowledges that in exchange for entering into this Agreement Employee has received good and valuable consideration in excess of that to which Employee would otherwise have been entitled in the absence of this Agreement.  This consideration includes, but is not limited to, the Separation Package described in Section 2.  Employee further acknowledges the sufficiency of that consideration.  The Company and Employee attest that no other representations were made regarding this Agreement other than those contained herein.

19.                                 Severability.  If any of the terms of this Agreement shall be held to be invalid and unenforceable, the remaining terms of this Agreement are severable and shall not be affected thereby.  However, should the general release or covenant not to sue provisions of this Agreement be declared or determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal or invalid, and should Employee thereupon seek to institute any Claims that would have been within the scope of the general release or covenant not to sue, (i) any consideration (including, without limitation, rights and benefits pursuant to Sections 2, 3 and 4a) contained in this Agreement which flows to Employee from the Company and is unrealized as of the date of such Claim, shall be forfeited and terminated, and (ii) any such consideration which was previously paid or provided to Employee (including, without limitation, the Separation Payment; any shares issued upon exercise of Vested Options, or proceeds thereof; and the value of benefits pursuant to Section 3a) shall be disgorged and repaid to the Company by Employee.

20.                                 Entire Agreement.  This Agreement and its Exhibits constitute the entire agreement between the parties about or relating to the Company’s obligations to Employee with respect to Employee’s terms and conditions of employment, and termination of employment, and fully supersedes any and all prior agreements or understandings between the parties other than the Employee Non-Disclosure and Inventions Agreement, referenced in Section 5 above.  The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document.  This Agreement may not be modified orally, but only by agreement in writing signed by both parties.

21.                                 Interpretation.  Each party agrees that in any dispute regarding the interpretation or construction of this Agreement, no presumption shall operate in favor of or against any party by virtue of such party’s role in drafting, or not drafting, the terms and conditions set forth herein.

22.                                 Notice.  Any notice under this Agreement given to Employee, shall be by certified mail, return receipt requested, to the address set forth in the Employee’s personnel file at the Company.

Any notice under this Agreement given to Company, shall be to:

Anthony S. Messina

Vice President, Human Development

ArQule, Inc.

19 Presidential Way

Woburn, MA 01801

23.                                 Counterparts.  This Agreement may be executed in two or more of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the counterparts shall together constitute one and the same agreement.  No counterpart shall be effective until each party has executed at least one counterpart.

24.                                 Access to Legal Counsel.  EMPLOYEE REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT EMPLOYEE HAS CAREFULLY READ ALL OF THIS AGREEMENT, THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE LEGAL EFFECT OF THIS AGREEMENT AND THE ADVISABILITY OF ENTERING INTO THIS AGREEMENT AND GIVING THE GENERAL RELEASE PROVIDED FOR HEREIN, AND THAT EMPLOYEE FULLY UNDERSTANDS THE SAME.  EMPLOYEE FURTHER REPRESENTS, WARRANTS AND ACKNOWLEDGES THAT EMPLOYEE IS EXECUTING THIS AGREEMENT WITH THE INTENT TO GRANT THE GENERAL RELEASE SET FORTH HEREIN, WITHOUT RELIANCE UPON ANY STATEMENT OR REPRESENTATION OF THE COMPANY OR ANY REPRESENTATIVE, EMPLOYEE, DIRECTOR OR ATTORNEY OF THE COMPANY OTHER THAN AS SET FORTH HEREIN, AND THAT EMPLOYEE HAS SIGNED THIS AGREEMENT ON EMPLOYEE’S OWN BEHALF AND OF EMPLOYEE’S OWN FREE WILL.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the day and year written below.

ArQule, Inc.

By:	/s/ Anthony S. Messina
Name:	Anthony S. Messina
Title:	Vice President, Human Development

Date:  July 21, 2008

Employee

/s/ N. J. Rulewski
Name: Nigel J. Rulewski
Date: July 22, 2008

/s/ Peter S. Lawrence
Witness to Employee’s signature
Date: July 22, 2008

Exhibit A

(Listing of Vested Options)

Exhibit B

(copy of Employee Non-Disclosure and Inventions Agreement)